Exhibit 99.1

FOR IMMEDIATE RELEASE

Excelligence Learning Corporation Announces

Third Quarter FY 2004 Results

•	Sales up by 4.8%, driven by strong 14.3% growth in Early Childhood segment

•	Net income of $4.1 million, or 43 cents per diluted share

Monterey, CA, November 8, 2004 – Excelligence Learning Corporation (NasdaqSC: LRNS), a leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, today reported financial and operating results for the third fiscal quarter ending September 30, 2004.

Total revenues for third quarter FY 2004 increased 4.8% to $53.4 million, compared to $51.0 million for the same period last year. The Early Childhood division grew by 14.3% over the prior year period, while the Elementary School business dropped by 6.9% compared to the same earlier period. Net income for the third quarter was $4.1 million, or $0.43 per diluted share, as compared to $7.8 million, or $0.84 per diluted share, for the prior year period. As previously reported, net income and income per diluted share in the third quarter of 2003 were positively affected by the Company decreasing its valuation allowance against certain deferred tax assets related to net operating losses incurred in prior years. The adjustment decreased the Company’s provision for income tax expense by $3.0 million in the three- and nine-month periods ending September 30, 2003. Without this benefit, the Company’s profitability for the quarter would have been roughly comparable year over year.

Total revenues for the nine months ending September 30, 2004 increased 8.5% to $99.8 million, compared to $92.0 million for the corresponding 2003 period. This increase was primarily attributable to revenue growth of $9.3 million in the Early Childhood segment, which was offset by a decrease of $1.5 million in the Elementary School segment. Net income for the nine-month period was $3.2 million, or $0.35 per diluted share, as compared to $7.0 million, or $0.77 per diluted share, for the prior year period.

Ron Elliott, CEO of Excelligence, commented on the results by saying, “We are pleased with the strong response from the marketplace during the quarter to our new sales and marketing strategies and product offerings in the Early Childhood segment. The market’s feedback provides further confirmation of the Early Childhood business’ excellent growth potential. The strength in our sales was tempered by our lower operating profits within the Early Childhood segment, caused by product mix decisions and higher SG&A expenses, as well as order fulfillment issues related to the consolidation of the Elementary School segment’s warehouse facilities, which negatively impacted its results.”

“We continue to deal with margin pressures in our Early Childhood segment attributable to increased shipping costs and a changing product mix. To address these challenges, during recent months, we have worked to optimize our sourcing and continue to enhance our focus on developing higher-margin proprietary, branded products that will support our profitability objectives,” said Mr. Elliott.

Introduction of New Marketing Strategies

Mr. Elliott further explained, “During the quarter, we introduced or strengthened a number of important marketing initiatives to ensure sustained revenue growth in both the Early Childhood and Elementary School segments. We increased circulation of our catalogs. We offered higher-margin, new proprietary products. We solicited new customers. We implemented more aggressive sales and marketing efforts, and worked to improve the Company’s websites. By enacting these measures, we intend to capture the true organic growth potential of our two business segments.”

“In addition, we recently rolled out a new branding campaign under the slogan ‘Let us take care of you’ that underscores our customer service commitment, record of timely delivery, and premier product assortment, which have made our Company a trusted source for preschools across the nation,” continued Mr. Elliott.

Gross profit was $18.1 million for the quarter, versus $18.7 million for the equivalent 2003 period. Gross margin decreased from 36.6% for the third quarter of 2003 to 34.0% for the third quarter of 2004.

Selling, general and administrative (SG&A) expenses were $10.8 million for the quarter, compared to $9.7 million for the third quarter of 2003. The increase in SG&A was primarily attributable to legal fees incurred pursuing a legal complaint against a former employee and a competitor, and higher costs for consolidation of warehouse operations.

Operating income for the third quarter 2004 was $7.3 million, compared to $8.9 million for the same period last year.

Consolidated EBITDA for the third quarter 2004 was $7.7 million, compared to $9.1 million for the corresponding 2003 quarter. EBITDA for the nine months ending September 30, 2004 was $7.2 million, compared to the prior year’s $8.6 million. These declines were largely caused by the Elementary School division’s weaker financial performance and increased SG&A expenses for both the Elementary School and Early Childhood divisions. EBITDA, a non-GAAP financial measure, is calculated by adding back to net income: net interest, income taxes, deprecation and amortization. There is more information on EBITDA, as well as a reconciliation of GAAP net income to EBITDA, in the schedules attached to this press release.

Strong Balance Sheet

As of September 30, 2004, the Company had $3.8 million in cash, no borrowings under its credit facility, $26.9 million in working capital, and $43.5 million in stockholders’ equity. For the first nine months of 2004, the Company generated $1.9 million in positive cash from operations.

Business Outlook

For the full fiscal year 2004, the Company anticipates record net revenues of between $115 to $120 million, with operating income expected to fall in the range of $3 to $6 million. This is in-line with prior guidance. The Company also notes that, given that the majority of its sales coincide with the start of each school year, operating income traditionally drops slightly toward the end of each fiscal year, as the third quarter’s historical upsurge in consolidated annual sales adjusts to more normalized levels.

While the Company has historically provided EBITDA guidance, and believes that it can be a useful measure for gauging its overall performance and results of operations, it believes that net revenue and operating income are more relevant indicators of the Company’s financial health and growth going forward. The Company, therefore, will no longer provide future guidance on EBITDA.

“We expect to see continued strong profitability growth in our Early Childhood business and believe we are on track to resolve the issues that have led our Elementary School segment to lag in 2004. Our balance sheet is strong. We have the right team in place and are focused on improving our profitability and optimizing the performance of both business segments,” concluded Mr. Elliott.

Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-356-3926. International callers should dial 706-679-5291. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available on Monday, November 8 at 3:00 p.m. Pacific Time, through Friday, November 12 at 9:00 p.m. Pacific Time. To access the replay, dial 800-642-1687 and enter the conference ID number 1705119.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on Excelligence’s website at www.excelligencelearning.com. To listen to the live call, please go to Excelligence’s website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Excelligence’s website for 90 days.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between children’s learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and parents.

Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties, including, but not limited to, the Company’s ability to diversify product offerings or expand in new and existing markets; changes in general economic and business conditions and in the educational products or e-retailing industry in particular; the impact of competition, specifically, if competitors were to either adopt a more aggressive pricing strategy than the Company or develop a competing line of proprietary products; the level of demand for the Company’s products; fluctuations in currency exchange rates, which could potentially result in a weaker U.S. dollar in overseas markets, increasing the Company’s cost of inventory purchased; and other factors discussed in the Company’s filings with the SEC. The forward-looking statements in this earnings release are made as of November 8, 2004, and Excelligence Learning Corporation is under no obligation to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

- Financial Tables Follow -

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$53,404	$50,951	$99,789	$92,014
Cost of goods sold	35,262	32,297	65,455	58,500

Gross profit	18,142	18,654	34,334	33,514

Operating expenses:
Selling, general and administrative	10,820	9,711	28,296	25,733
Amortization of other intangible assets	43	71	130	218

Operating income	7,279	8,872	5,908	7,563

Other (income) expense:
Gain on sale of assets	(1)	—	(6)	—
Interest expense	39	116	84	257
Interest income	(3)	(2)	(5)	(9)
Debt extinguishment	—	216	—	216

Income before income taxes	7,244	8,542	5,835	7,099
Income tax	3,190	694	2,588	79

Net income	$4,054	$7,848	$3,247	$7,020

Net income per share calculation:
Net income per share – basic	$0.46	$0.92	$0.37	$0.83

Net income per share – diluted	$0.43	$0.84	$0.35	$0.77

Weighted average shares used in basic net income per share calculation	8,805,414	8,545,683	8,756,446	8,508,321
Weighted average shares used in diluted net income per share calculation	9,328,035	9,300,615	9,319,246	9,119,281

Segment Information and Reconciliation of Net Income to EBITDA

(Unaudited – in thousands)

	Early Childhood		Elementary School		Consolidated
	Three Months Ended September 30,
	2004	2003	2004	2003	2004	2003
Net revenues	$32,187	$28,171	$21,217	$22,780	$53,404	$50,951

EBITDA:
Net income	$1,653	$4,729	$2,401	$3,119	$4,054	$7,848
Net interest	36	114	—	—	36	114
Income taxes	1,349	(1,678)	1,841	2,372	3,190	694
Depreciation and amortization	228	288	178	144	406	432

EBITDA	$3,266	$3,453	$4,420	$5,635	$7,686	$9,088

	Early Childhood		Elementary School		Consolidated
	Nine Months Ended September 30,
	2004	2003	2004	2003	2004	2003
Net revenues	$71,902	$62,578	$27,887	$29,436	$99,789	$92,014

EBITDA:
Net income	$2,205	$5,053	$1,042	$1,967	$3,247	$7,020
Net interest	79	248	—	—	79	248
Income taxes	1,760	(1,437)	828	1,516	2,588	79
Depreciation and amortization	734	869	514	403	1,248	1,272

EBITDA	$4,778	$4,733	$2,384	$3,886	$7,162	$8,619

Note: Excelligence Learning Corporation’s supplemental profit measure is EBITDA, which is calculated by adding back to net income: net interest, income taxes, deprecation and amortization. EBITDA information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or net income), nor should it be considered as an indicator of the Company’s overall financial performance. The Company’s calculations of EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited. Comparability for the three and nine months ended September 30, 2004 with the three and nine months ended September 30, 2003 may be limited as a result of certain significant costs incurred in 2004.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

(Unaudited)

	September 30, 2004	December 31, 2003*
ASSETS
Current assets:
Cash and cash equivalents	$3,775	$3,620
Accounts receivable, net	17,940	5,480
Inventories	15,637	15,133
Prepaid expenses and other current assets	3,372	2,937
Deferred income taxes	1,558	1,214

Total current assets	42,282	28,384
Property and equipment, net	4,955	4,070
Deferred income taxes	4,681	6,367
Other assets	293	307
Goodwill	5,878	5,878
Other intangible assets, net	788	918

Total assets	$58,877	$45,924

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,104	$3,018
Accrued expenses	2,712	2,955
Income tax liabilities	1,272	234
Other current liabilities	314	186

Total current liabilities	15,402	6,393
Redeemable common shares, 100,000 shares authorized, issued and outstanding at December 31, 2003	—	400

Stockholders’ equity:
Common stock, $0.01 par value; 15,000,000 shares authorized; 8,813,467 and 8,549,423 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	88	85
Additional paid-in capital	63,033	62,353
Deferred stock compensation	(506)	(920)
Accumulated deficit	(19,140)	(22,387)

Total stockholders’ equity	43,475	39,131

Total liabilities, redeemable securities and stockholders’ equity	$58,877	$45,924

*	Derived from audited consolidated financial statements filed in the Company’s 2003 Annual Report on Form 10-K.

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$3,247	$7,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,248	1,272
Gain on sale of assets	6	—
Provision for losses on accounts receivable	(40)	197
Equity-based compensation	414	423
Deferred income taxes	1,342	(1,692)

Changes in operating assets and liabilities, net of assets and liabilities assumed in acquisition:
Accounts receivable	(12,420)	(11,091)
Inventories	(504)	(1,364)
Prepaid expenses and other current assets	(435)	(584)
Other assets	14	200
Accounts payable	8,086	6,854
Accrued expenses	(243)	(350)
Income tax related liabilities	1,038	1,749
Other current liabilities	128	6

Net cash provided by operating activities	1,881	2,640

Cash flows from investing activities:
Purchase of property and equipment	(2,009)	(1,038)
Acquisition of Marketing Logistics, Inc.	—	(891)

Net cash used in investing activities	(2,009)	(1,929)

Cash flows from financing activities:
Borrowings on line of credit	13,750	72,671
Principal payments on line of credit	(13,750)	(72,671)
Issuance of equity, net of fees	283	69

Net cash provided by financing activities	283	69

Net increase in cash and cash equivalents	155	780
Cash and cash equivalents at beginning of period	3,620	2,713

Cash and cash equivalents at end of period	$3,775	$3,493

Supplemental disclosures of cash flow information:
Issuance of redeemable common shares in acquisition	$—	$400

Cash payments during the period:
Cash paid for interest	$78	$257

Cash paid for taxes	$230	$179

Contact:
Excelligence Learning Corporation	CCG Investor Relations
Vikas Arora, General Counsel and Secretary	Crocker Coulson, President
2 Lower Ragsdale Drive, Suite 200	15300 Ventura Boulevard, Suite 303
Monterey, CA 93940	Sherman Oaks, CA 91403
831-333-2000	(818) 789-0100
varora@excelligencemail.com	crocker.coulson@ccgir.com

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